EXHIBIT 99.2

April 27, 2022

NOTICE OF FAIR MARKET VALUE IN CONNECTION WITH THE REDEMPTION OF ALL WARRANTS (CUSIP 10258 P110)

Dear Warrant Holder,

On April 14, 2022, Bowlero Corp. (the “Company”) gave notice of redemption of all of the Company’s outstanding warrants (the “Warrants”) to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated March 2, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) for a redemption price of $0.10 per Warrant (the “Redemption Price”) at 5:00 p.m. New York City time on May 16, 2022 (the “Redemption Date”).

Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase Common Stock for cash or on a “cashless basis”. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a cash price of $11.50 per Warrant exercised (the “Exercise Price”). Each Warrant also entitles the holder thereof to exercise the Warrant on a “cashless basis” and pay the per warrant exercise price by surrendering of a certain number of shares of Common Stock that such holder would have been entitled to receive upon a cash exercise of each Warrant.

Under Section 6.2 of the Warrant Agreement, holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of shares of Common Stock determined by the terms of the Warrant Agreement based on the volume weighted average price of the Common Stock for the ten (10) trading days immediately following on the third (3rd) trading day prior to the date on which notice of redemption is delivered to holders.

The Company hereby provides the Holders with the Redemption Fair Market Value (as defined in the Warrant Agreement), which is equal to $12.0985. The Redemption Fair Market Value was determined in accordance with the Bloomberg volume weighted average price for the Common Stock over the applicable period, as presented in Exhibit A. For each Warrant exercised to purchase Common Stock on a “cashless basis” the holder will receive 0.2936 shares of Common Stock.

Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price. The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. Please note that the act of exercising is VOLUNTARY, meaning that a holder of Warrants must instruct its broker to submit its Warrants for exercise.

Sincerely,

Bowlero Corp.

/s/ Jason F. Cohen
By: Jason F. Cohen
Title: Chief Legal Officer

[Signature page to the Notice of Fair Market Value]

Exhibit A